EXHIBIT 5.1


                                November 4, 1996




Board of Directors of
WorldCom, Inc.
515 East Amite Street
Jackson, Mississippi 39201

Ladies and Gentlemen:

         I am General Counsel -- Corporate Development of WorldCom, Inc., a Georgia corporation (the "Company"), and have acted as counsel in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed public offering and sale of 2,088,921 shares (the "Shares") of Common Stock, par value $.01, of the Company ("Common Stock") issued to the Selling Shareholders named herein in connection with (i) the acquisition on July 24, 1996 of Choice Communications, Inc., an Arizona corporation ("Choice"), pursuant to the Agreement and Plan of Merger dated as of June 26, 1996, by and among Choice, certain directors, officers and shareholders of Choice, and the Company (the "Choice Merger Agreement"); (ii) the acquisition on August 23, 1996 of the assets of Target Telecom Incorporated, a New Jersey corporation ("Target"), pursuant to an Asset Purchase Agreement dated as of March 7, 1996, by and among Target and Jonathan Kaufman, the sole director and shareholder of Target, and the Company (the "Target Purchase Agreement"); and
(iii) up to 30,916 shares of Common Stock (the "Option Shares") which are issuable, subject to applicable vesting requirements, upon the exercise of options held by certain of the Selling Shareholders and assumed by WorldCom pursuant to the Choice Merger Agreement. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Choice Merger Agreement.

         In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement and the Prospectus included as part thereof, the Articles of Incorporation and Bylaws of the Company, certificates of public officials, certificates and statements of officers of the Company, and such other corporate records, documents, certificates and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

         Based upon the foregoing, and in reliance thereon and subject to the qualifications and limitations stated herein, I am of the following opinions:
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Board of Directors of
WorldCom, Inc.
November 4, 1996
Page 2

         1. The Company is a corporation validly existing under the laws of the State of Georgia; and

         2. When,

            (a) the Registration Statement, including any amendments thereto, shall have become effective under the Act; and

            (b) the Option Shares have been issued upon exercise of the options held by the Selling Shareholders and assumed by the Company pursuant to the Choice Merger Agreement;

            then the Shares and the Option Shares will be legally issued, fully paid and nonassessable.

         This opinion is not rendered with respect to any laws other than the latest codification of the Georgia Business Corporation Code (the "GBCC") available to me. I note that the Choice Merger Agreement provides that it is governed by and is to be construed and interpreted in accordance with the internal laws of the State of Mississippi (except to the extent the Arizona Act controls with respect to the Merger), the Target Purchase Agreement provides that it is deemed to have been made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Mississippi, and that the options held by the Selling Shareholders assumed by the Company pursuant to the Choice Merger Agreement are governed by the laws of the State of Arizona. In rendering the opinions expressed herein, I have assumed that such matters are governed exclusively by the GBCC and I express no opinion as to which law any court construing the Choice Merger Agreement, the Target Purchase Agreement and such options would apply. This opinion has not been prepared by an attorney admitted to practice in Arizona, Georgia or Mississippi.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-3. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares and the Option Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                       Very truly yours,

                                       /s/ P. Bruce Borghardt

                                       P. Bruce Borghardt